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                                                             Exhibit 5

                                  February 20, 1998




Granite Broadcasting Corporation
767 Third Avenue
34th Floor
New York, New York  10017

Ladies and Gentlemen:

     We have acted as counsel to Granite Broadcasting Corporation, a Delaware corporation (the "Company") in connection with the registration of 2,568,626 shares of Common Stock (Nonvoting), par value $.01 per share (the "Common Stock (Nonvoting)") of the Company, pursuant to the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended, and the proposed sale of the Common Stock (Nonvoting) to the public.

     In our opinion, the shares of Common Stock (Nonvoting) registered under the Registration Statement have been duly authorized for issuance by the Company, and are (or, with respect to shares (a) issuable upon exercise of stock options, upon proper issuance and delivery in accordance with the agreement(s) governing the exercise of such options, and (b) otherwise issuable by the Company, upon proper issuance and delivery in accordance with the agreement(s) governing such issuance, in each case will be) validly issued, fully paid and non-assessable.

     We consent to the inclusion of this opinion in the Registration Statement and reference to our firm under the caption "Legal Opinions" in the Prospectus included in the Registration Statement.

                    Very truly yours,



                    AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.